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                                                                   EXHIBIT 10.19
FMC Corporation

Executive Offices
200 East Randolph Drive
Chicago Illinois 60601
312 861 6000
                                                              [LOGO]
                                                               FMC
August 2, 2001

Stephen F. Gates
70 East Cedar Street
Chicago, IL 60611

Dear Steve:

FMC Corporation desires to engage you for legal counseling and consulting services after your separation from FMC. FMC agrees to retain you and you agree to render professional services as requested by FMC as follows:

    1. For an initial six months at the rate of $30,000 per month for up to 1/3 of your professional time;
    2. For a subsequent six months at the rate of $15,000 per month for up to 1/6 of your professional time;
    3. For a final period of six months at your applicable hourly rate for time as mutually agreed.

Areas of emphasis are expected to be corporate governance, M&A, Legal policies, board and shareholder issues, other corporate matters, and dispute solution. Services will be provided on a mutually determined schedule accommodating FMC's meetings, filings, and transactional schedules. Reasonable travel and living expenses outside of Chicago at FMC's request will be reimbursed. You will submit monthly statements of time expended and expenses. Time covered by retainer paid but not fully utilized in a period can be utilized in the subsequent period.

FMC will endeavor to place additional appropriate legal engagements with a law firm of sound reputation with which you may associate as follows: $300,000 of legal fees during the first twelve months of this retainer and $100,000 of legal fees during the following six months.

Services under this agreement are acknowledged to be as an independent lawyer and advisor and not as an employee. You agree to be responsible for all taxes resulting from this retainer.


Please sign below to indicate this expresses our agreement.


Very truly yours,



/s/ William G Walter


William G. Walter
Executive Vice President

Accepted and agreed to;

/s/Stephen F Gates                                              08-02-01
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Stephen F. Gates                                                  Date